Exhibit 99.3

Financial Forecast – Additional Detail

Financial Forecast

($ in millions)	4Q24E	2025P	2026P	2027P	2028P	2029P
Revenue	$32.8	$147.9	$189.6	$236.1	$278.6	$312.1
Adj. EBITDA	(20.6)	(51.8)	(22.5)	0.0	20.2	37.1
Unlevered Free Cash Flow	(13.7)	(27.1)	(8.5)	6.5	17.3	32.2
Selected Forecast Assumptions & Drivers:
Gross Margin	30%	41%	46%	51%	54%	55%
S&M Expense % of Revenue	58%	48%	39%	35%	33%	31%
R&D Expense % of Revenue	12%	11%	9%	7%	6%	6%
G&A Expense % of Revenue	24%	17%	11%	9%	7%	7%

Commentary:

•	Year-over-year revenue growth is driven by significant growth in sales rep productivity and resulting AviClear capital and consumable sales

•	Gross profit margin expansion driven by improved economies of scale

•	Operating margin expansion driven by increased revenue growth, cost savings related to being a private company, and absorption of fixed operating expenses

•	S&M reduction (as a percentage of sales) driven by productivity growth

•

Year-over-year changes in net working capital, due to the sale of the Company’s large existing inventory base, is responsible for the substantial majority of the difference between Adjusted EBITDA and Unlevered Free Cash Flow through 2027

Note: The projections herein are based on current management estimates and are subject to risks and uncertainties

13-Week Forecast

	Week 1 Feb-25 2/28/25	Filing Week 2 Mar-25 3/7/25	Week 3 Mar-25 3/14/25	Week 4 Mar-25 3/21/25	Week 5 Mar-25 3/28/25	Week 6 Apr-25 4/4/25	Week 7 Apr-25 4/11/25	Week 8 Apr-25 4/18/25	Week 9 Apr-25 4/25/25	Emerge Week 10 May-25 5/2/25	Week 11 May-25 5/9/25	Week 12 May-25 5/16/25	Week 13 May-25 5/23/25	13 Week Total
Collections
Collections	$1,296	$1,276	$1,347	$1,923	$2,400	$2,024	$1,853	$1,789	$1,697	$1,517	$1,362	$1,273	$1,193	$20,951
Cash Outflows
Operating Disbursements:
Payroll & Benefits	$(1,655)	$(80)	$(129)	$(2,554)	$(155)	$(1,500)	$(129)	$(1,900)	$(1,369)	$—	$(1,500)	$(129)	$(2,096)	$(13,198)
Facilities & Insurance	(2,283)	(6)	(69)	—	(7)	(387)	(28)	(69)	—	(502)	(25)	(776)	—	(4,154)
All Other Payables	(3,605)	(1,922)	(2,200)	(2,156)	(1,892)	(2,808)	(1,284)	(1,674)	(1,667)	(1,985)	(1,673)	(1,624)	(1,686)	(26,177)

Total	$(7,543)	$(2,008)	$(2,399)	$(4,710)	$(2,054)	$(4,695)	$(1,442)	$(3,644)	$(3,036)	$(2,487)	$(3,198)	$(2,530)	$(3,783)	$(43,528)
Net Operating Cash Flow	$(6,248)	$(732)	$(1,052)	$(2,787)	$346	$(2,671)	$412	$(1,855)	$(1,338)	$(970)	$(1,836)	$(1,257)	$(2,590)	$(22,577)
Debt-Service:
DIP Interest	—	—	—	—	—	—	—	—	—	(473)	—	—	—	(473)

Total	$—	$—	$—	$—	$—	$—	$—	$—	$—	$(473)	$—	$—	$—	$(473)
Non-Operating Disbursements:
Professional Fees	$(875)	$(3,231)	$(547)	$(522)	$(572)	$(372)	$(1,172)	$(722)	$(1,247)	$(5,972)	$—	$—	$—	$(15,232)
Utility Deposits	—	(39)	—	—	—	—	—	—	—			39		—

Total	$(875)	$(3,270)	$(547)	$(522)	$(572)	$(372)	$(1,172)	$(722)	$(1,247)	$(5,972)	$—	$39	$—	$(15,232)
Net Cash Flow	$(7,123)	$(4,002)	$(1,599)	$(3,309)	$(226)	$(3,042)	$(760)	$(2,577)	$(2,585)	$(7,415)	$(1,836)	$(1,218)	$(2,590)	$(38,282)
Beginning Domestic Book Cash	$16,233	$9,110	$20,108	$18,509	$15,200	$24.974	$21,931	$21,171	$18,594	$16,009	$48,594	$46,758	$45,541	$16,233
(+/-) Net Cash Flow	(7,123)	(4,002)	(1,599)	(3,309)	(226)	(3,042)	(760)	(2,577)	(2,585)	(7,415)	(1,836)	(1,218)	(2,590)	(38,282)
(+) DIP / Exit Financing / ERO	—	15,000	—	—	10,000	—	—	—	—	40,000	—	—	—	65,000
Ending Domestic Book Cash	$9,110	$20,108	$18,509	$15,200	$24,974	$21,931	$21,171	$18,594	$16,009	$48,594	$46,758	$45,541	$42,951	$42,951

Note: Forecast does not account for cash balances at foreign subsidiaries or cash generated by foreign subsidiaries

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